Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 23, 2010, relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report to Shareholders of Western Asset Intermediate Plus Bond Portfolio and Western Asset Intermediate Bond Portfolio (two of the Portfolios comprising Western Asset Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Representations and Warranties” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

September 29, 2010